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                            SHARE PURCHASE AGREEMENT

                  This Share Purchase Agreement made and entered into on this 16th day of February 2000 in Helsinki, Finland by and between

                  SANTASALO GEARS OY, a company organized and existing under the laws of Finland having its registered domicile in the City of Jyvaskyla and its registered address at Martinkatu, 40100 Jyvaskyla, Finland on the first part, hereinafter referred to as the Seller,

and

                  DENISON INTERNATIONAL, PLC, a company organized and existing under the laws of England, UK having its registered domicile in London, UK and its registered address at 107 Hammersmith Road, London W1H 0QH.

                  on the second part, hereinafter referred to as the Buyer.

                               W I T N E S S E T H

                  WHEREAS, the Seller owns all of the Shares of Valmet Hydraulics Oy (hereinafter referred to as the Company), a company organized and existing under the laws of Finland (RN:o 683.900) with its registered domicile in the Municipality of Jyvaskylan maalaiskunta and its registered address at Valmetintie 9, 40420 Jyska, Finland.

                  WHEREAS, the Buyer desires to purchase and the Seller desires to sell all of the Shares of the Company to the Buyer on the terms and subject to the conditions set forth in this Agreement hereof.

                  NOW, THEREFORE, in consideration of the mutually good and valuable premises and conditions set forth herein the Seller and the Buyer this day have agreed as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings:

                  Section 1.1. "Agreement" shall mean this Share Purchase Agreement and the appendices thereto.

                  Section 1.2. "Closing" shall mean the event of the simultaneous transactions specified in Article 7 of this Agreement.

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                  Section 1.3. "Closing Date" shall mean February 29th 2000 or such later date as specified in Article 7.2 of this Agreement.

                  Section 1.4. "Closing Date Accounts" shall mean the profit and loss statement and balance sheet of the Company to be prepared by the Company as at the Closing Date in conformity with the generally accepted accounting principles in Finland as applied by the Company in preparation of the Financial Statements (as defined below) and be reviewed by the auditors of the Company as provided for in Article 7.3 hereof.

                  Section 1.5. "Company" shall mean Valmet Hydraulics Oy, a Finnish joint stock company entered into the Trade Register under No. 683.900.

                  Section 1.6. "Disclosure Letter" shall mean the letter dated the same date as this Agreement (together with the documents annexed thereto) written by the Seller and the Company setting out the disclosures which the warranties and representations in Article 8 are subject to, attached as Appendix 1 hereto.

                  Section 1.7. "Financial Statements" shall mean the audited profit and loss statement and balance sheet of the Company as at December 31, 1999, attached hereto as Appendix 3.

                  Section 1.8. "Loan" shall mean the loan granted to the Company by Metso Corporation in the capital amount of Euro 3.363.758,53 as of December 31, 1999 and on such other terms as specified in the deed of loan dated May 1st, 1999.

                  Section 1.9. "Material Adverse Effect" shall mean material adverse change in or material adverse effect on the financial condition, business or operations of the Company, in excess of the amount equal to 15% of the Purchase Price ie FIM 15.045.000.

                  Section 1.10. "Material Agreements" shall mean the agreements of the Company as listed or enclosed as copies in Appendix 9.

                  Section 1.11. "Net Debt" shall mean the difference between the Loan and the cash (or its equivalent) of the Company calculated as specified in Appendix 11.

                  Section 1.12. "Party" shall mean the Seller or the Buyer, as required by the context, and "Parties" shall mean the Seller and the Buyer.

                  Section 1.13. "Purchase Price" shall mean the aggregate purchase price of the Shares in accordance with Article 3.1 of this Agreement.

                  Section 1.14. "Shares" shall mean all of the shares of the capital stock of the Company to be transferred to the Buyer as provided hereunder, representing one hundred percent (100%) of all shares of the Company.

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                  Section 1.15. "To the knowledge of the Seller" shall mean the actual knowledge of management of the Seller or Mr. Juhani Ovaska, Managing Director of the Company or Messrs Tapani Vainio-Mattila, Erkki Pylvanainen, Matti Kaarnametsa or Kauko Hanninen.

                                  ARTICLE II.
                            OBJECT OF THE TRANSACTION

                  The Seller hereby agrees to sell and the Buyer hereby agrees to buy the Shares, consisting of 15,000 ordinary shares of capital stock of the Company, currently held by the Seller, on the terms and conditions herein set forth.

                                  ARTICLE III.
                                 PURCHASE PRICE

                  Section 3.1. Purchase Price

                  The Purchase Price of the Shares shall be the fixed amount of Finnish Markka One Hundred Million Three Hundred Thousand (FIM 100.300.000).

                  The Purchase Price is based on the estimated Net Debt position MFIM 7,698 of the Company as of February 29th 2000 calculated as specified in Appendix II. Thus, the Purchase Price shall be adjusted as per Article 3.2 below by the amount equal to any increase or decrease of the Net Debt of the Company as recorded in the Closing Date Accounts relative to the Net Debt position MFIM 7,698 of the Company as of February 29th 2000.

                  Section 3.2. Payment of the Purchase Price

                  Purchase Price shall be paid by the Buyer at the Closing by bank transfer in immediately available funds into such account or accounts as designated by the Seller.

                  Purchase Price adjustment due to the change of the Company's Net Debt position referred to in Article 3.1 above shall become due and be paid by the respective party (ie by the Seller should the Net Debt be increased - by the Buyer should the Net Debt be decreased) to the other within seven (7) days from the date of submittal of the opinion by PriceWaterhouseCoopers Oy as to the contents of the Closing Date Accounts.

                  The Purchase Price adjustment shall be paid in such amount as stated by PriceWaterhouseCoopers Oy (irrespective of any objections thereto possibly taken by either Party in accordance with the proceedings described in
Article 7.3).

                                  ARTICLE IV.
                                TRANSFER OF TITLE

                  The full ownership of and title to the Shares shall pass to the Buyer on the Closing Date at the Closing simultaneously with the fulfillment and completion of the Closing procedures set forth in Article 7 hereunder.

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                                   ARTICLE V.
                                  DUE DILIGENCE

                  During the period starting on the date of signing of this Agreement up to the Closing Date, the Seller shall permit the Buyer and its representatives to conduct during normal business hours an investigation and inspection of the Company, and the Seller shall in connection therewith provide the Buyer full access to the books, records, property and personnel of the Company.

                  The Buyer shall, on a continuous basis openly communicate with the Seller with respect to the results of the inspection and investigations of the Company, and shall prior to Closing disclose to the Seller any findings or information obtained therein which in its reasonable judgement could affect the Purchase Price, or lead to or form a basis for a breach of the warranties and representations given in this Agreement.

                                  ARTICLE VI.
                        CONDITIONS PRECEDENT FOR CLOSING

                  Section 6.1. Conditions precedent to the Buyer

                  The obligation of the Buyer to close hereunder shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which conditions may be waived in whole or in part by the Buyer at its sole discretion):

                  (i) All statutory requirements and authorizations as specified in Appendix 10 shall have been obtained;

                  (ii) The representations and warranties of the Seller herein contained shall be true and correct at the Closing so as to have no Material Adverse Effect;

                  (iii) From and after the date of this Agreement and through the Closing no Material Adverse Effect has occurred;

                  (iv) the Seller has given to the Buyer an access to the Company as provided for in Article 5 above;

                  (v) the Seller shall have performed all material obligations to be performed or complied with by the Seller at or prior to the Closing.

                  (vi) All corporate actions necessary for the lawful and valid consummation of the transaction shall have been duly taken by the Seller.

                  (vii) the Seller shall cause the Company to send a notice to North American Hydraulics Inc. ("NAHI") stating that in the opinion of the Company the proposed transaction as to Regulations of Valudraulics, LLC as signed by the Company has lapsed due to the inactivity by NAHI and its response of December 12th 1999.


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                  (viii) no new material adverse findings as to the technical quality of the Company's products.

                  (ix) the Parties shall jointly meet with the representatives of AG-Chem and Denharco prior to the Closing and such customers indicate they do not intend to discontinue or substantially decrease the volume of purchases from the Company within the pending financial year compared to the budgeted sales of the Company relative to such customers.

                  Section 6.2. Conditions precedent to the Seller

                  The obligation of the Seller to close hereunder shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which conditions may be waived in whole or in part by the Seller, at their sole discretion):

                  (i) All statutory requirements and authorizations as specified in Appendix 10 shall have been obtained;

                  (ii) the Buyer shall cause the Company to repay to Metso Corporation the full capital amount of the Loan plus the accrued interest up to the Closing Date thereon;

                  (iii) the Buyer shall have performed all material obligations to be performed or complied with by the Buyer at or prior to the Closing.

                  Section 6.3. Best Efforts

                  Each Party undertakes to use its best efforts to cause the conditions precedent to its own obligations to be fulfilled as soon as possible. Unless Closing has taken place by May 1st 2000 either party may cancel the Agreement without prejudice to any remedies available under law.

                                  ARTICLE VII.
                                     CLOSING

                  Section 7.1. Closing

                  The Closing shall take place on the Closing Date starting at
9.00 am at the office of Metso Corporation. At the Closing

                  (i) the Seller shall release and deliver to the Buyer duly endorsed share certificates corresponding to the Shares;

                  (ii) the Buyer shall pay the Purchase Price;

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                  (iii) the Buyer shall provide the Company with adequate
                  immediately available funds to repay to Metso Corporation the full capital amount of the Loan plus the accrued interest up to the Closing Date thereon;

                  (iv) the Company shall repay to Metso Corporation the full capital amount of the Loan plus the accrued interest up to the Closing Date thereon with immediately available funds into such account(s) as designated by Metso Corporation;

                  (v) the Buyer shall present a schedule of the breaches in Seller's representations and warranties under this Agreement which the Buyer has become aware of in course of the due diligence inspection and investigation of the Company, or otherwise prior to the Closing Date;

                  (vi) each party shall deliver to the other all certificates and other documents required to be delivered by such party under this Agreement;

                  (vii) the Seller shall deliver letters of resignation from the Board of Directors of the Company effective on the Closing Date signed by each member of said Board;

                  (viii) the Buyer shall cause an Extraordinary General Meeting of Shareholders of the Company be held in order to elect a new board of Directors chosen by Buyer.

                  (ix) All steps taken in connection with the Closing will be considered to have occurred simultaneously as a part of a single transaction and in the proper sequence and no delivery will be considered to have been made until each such step has been completed, and thus Closing will be completed only after all the steps mentioned above have been taken.

                  Section 7.2. Closing Date

                  The Closing Date shall be February 29th, 2000 or a later date specified by the parties hereto when all conditions precedent for the Closing as set forth in Article 6 of this Agreement have been fulfilled.

                  Section 7.3. Closing Date Accounts

                  The Company shall within thirty (30) days from the Closing Date draw up Closing Date Accounts in conformity with the generally accepted accounting principles in Finland as applied by the Company in preparation of the Financial Statements. The Closing Date Accounts shall be submitted to the audit of PriceWaterhouseCoopers Oy in order to certify

                  (i) that the Closing Date Accounts have been drawn up in accordance with laws and generally accepted accounting principles in Finland ("hyva kirjanpitotapa") consistently applied according to Company's past practice.

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                  (ii) the Net Debt of the Company as of the Closing Date and
any decrease or increase thereof relative to Net Debt of the Company as of February 29th 2000.

                  All the costs of the aforesaid audit shall be borne by the Company.

                  The Closing Date Accounts so certified by
PriceWaterhouseCoopers Oy shall be submitted for the review of the Parties. The Closing Date Accounts shall be deemed accepted and shall be conclusive for the purpose of defining the Purchase Price, unless within thirty (30) days after delivery of the Closing Date Accounts to the Parties, either of the Parties shall give a written notice to the other Party objecting the certification of the Closing Date Accounts and submits an adjusted Closing Date Accounts to such other Party.

                  The adjusted Closing Date Accounts determined on the basis thereof shall be deemed to be accepted and shall be conclusive for the purposes of defining the Purchase Price unless such other Party shall, within thirty (30) days after the date on which the adjusted Closing Date Accounts were delivered, deliver a written notice to the disputing Party objecting to the adjusted Closing Date Accounts.

                  If the Parties are unable to resolve the dispute as to the treatment of any item(s) relating to the adjusted Closing Date Accounts within thirty (30) days after receipt of the notice referred to in above, the dispute shall be referred for decision to an independent accounting firm ie KPMG Wideri Oy.

                  The independent accounting firm shall, within thirty (30) days of such submission, determine and report to the Parties its resolution on such remaining disputed items and certify the Net Debt of the Company as at the Closing Date, accordingly. The resolution and certification shall be final, binding and indisputable for both the Parties and the payment of Purchase Price shall be adjusted accordingly.

                                 ARTICLE VIII.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller acknowledges that Buyer is entering into this agreement in reliance on the representations and warranties given herein by the Seller to Buyer being true and correct as of the date of this Agreement and on the Closing Date and consequently the Seller hereby represents and warrants to and agrees with the Buyer as specified below, however, which warranties and representations are subject to qualifications given in Article 8.25 below.

                  Section 8.1. Power

                  The Seller has full power and authority to own, hold and sell the Shares and to execute and deliver the Agreement and consummate the transactions contemplated thereby. The Agreement constitutes the valid and binding obligation of the Seller.


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

                  Section 8.2. Organization

                  The Company is duly organized and validly existing under the laws of Finland, and has the legal capacity and corporate authority to own its property and carry on its business as now conducted and is not in breach of its Articles of Association.

                  Section 8.3. Shareholding and Share Capital

                  The authorized, issued and outstanding share capital of the Company is Euro 2.522.818,90 divided into 15.000 ordinary shares with ownership as stated in Article 2 of the Share Purchase Agreement and there exists no option, right of conversion or other issue of shares or securities which could increase or reduce the number of the shares.

                  The issued and outstanding shares of the Company are fully paid-up and all the shares of the Company are free and clear of all claims, liens, encumbrances and security interests whatsoever.

                  Section 8.4. Books and Records

                  The Articles of Association and Trade Register information of the Company attached hereto as Appendix 2 are currently in force and will not be amended. All necessary meetings and other corporate actions of or by the Company, its shareholders and directors have been legally and properly held or taken, and all resolutions passed by the meetings of shareholders and directors have been duly recorded in the Company's minutes.

                  The share and shareholder registers of the Company are accurate, up-to-date, true and complete and all transfer and other taxes levied on or in relation to transfers of shares of the Company have been duly paid.

                  Section 8.5. Shareholder Contributions

                  The Company has no debt or obligation to make payments of any kind to Seller except such as described in the Disclosure Letter.

                  Section 8.6. Financial Statements

                  The Financial Statements of the Company, attached as Appendix 3 hereto, fairly reflect the result of operation, the financial condition, the assets and liabilities of the Company as at the relevant date and have been prepared in accordance with laws and generally accepted accounting principles in Finland ("hyva kirjanpitotapa") consistently applied.

                  Section 8.7. Absence of certain changes

                  Since January 1st  2000 until the Closing Date,

                  a) there has been no change in the share capital of the Company;


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                  b)    there has been no declaration or payment of dividend,
                        group contribution (other than in the amount of MFIM 10) or any other distribution by the Company as of January 1st" 2000;

                  c) the business and affairs of the Company have been conducted in accordance with good and sound business practice and there is no material adverse deviation by the Company from its ordinary course of business;

                  d) the Company has not made any change in any method of accounting practice or policy;

                  e) the Company has not incurred any additional long-term debt, except in the ordinary course of business;

                  f) the Company has not made any major investments or dispositions of any significant assets other than in the ordinary course of business or as provided for in the budget for the year 2000;

                  g) there has been no destruction or loss of or damage to any property of the Company, which would result in a Material Adverse Effect.

                  h) there has been no action, contract or transactions by the Company that have had a Material Adverse Effect.

                  i) there has been no increase in the capital amount of the Loan.

                  From and after the date of execution of this Agreement and through the Closing the Seller will cause the Company to conduct and operate its business diligently and in the ordinary course of business.

                  Section 8.8. Indebtedness

                  True copies of, or an accurate description of material loan, credit and overdraft facility agreements are attached as Appendix 4.

                  Section 8.9. Accounts Receivable

                  All accounts receivable shown in the Financial Statements are good and collectible in the ordinary course within one hundred twenty (120) days from the date when they fall due at the recorded amounts. The Buyer shall make all reasonable efforts to collect the accounts receivable, however, in the event that any such receivables remain outstanding for more than one hundred (120) days from its due date, the Seller shall at the Buyer's request pay to the Buyer such receivable, upon which the Buyer shall assign the receivable(s) concerned to the Seller.

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                  Section 8.10. Title to Properties

                  The Company has good and marketable title to its properties and assets reflected as being owned by it in the Financial Statements plus any assets acquired since December 31st 1999.

                  Section 8.11. Intangible Rights

                  Trademarks, trade names, patents and registered copyrights, patent applications and licenses owned or used by the Company are specified in Appendix 5 ("Intangible Rights"). Except as disclosed in Appendix 5, each Intangible Right is owned free and clear of all pledges, encumbrances or rights of third parties. To the knowledge of the Seller, none of the Intangible Rights infringe any intellectual property rights of any third party and no claim has been made against the Company of any such infringement.

                  The Company is entitled to have benefit Metso Corporation's licenses to use all IT systems being used by it until the Closing. The Parties shall separately agree whether and how to transfer the said licenses into the name of the Company. The Seller shall in any event carry out such licenses for the Company for the period not more than three (3) months after the Closing, if necessary.

                  Section 8.12. Fixed Movable Assets

                  To the knowledge of the Seller, all plant, machinery, vehicles and equipment owned or used by the Company are in adequate repair, condition and working order, taking into account their age and wear and tear have been regularly and properly maintained.

                  Section 8.13. Premises, Land and Building

                  All premises, land and building owned, leased, used or occupied by the Company are specified in Appendix 6 attached hereto and includes all lease, rent, service and other agreements related to such premises, land and building.

                  To the knowledge of the Seller, there is no material physical defect in any part of the properties or any structure thereon and all structures thereon are in good and substantial repair and condition and fit for the purpose for which they are currently used having regard to their age and normal wear and tear.

                  Section 8.14. Tax Obligations

                  The Financial Statements contain adequate reserves for all unpaid income property and value-added taxes, social security contributions and governmental charges (collectively the "Taxes") for the Company for the financial year ended December 31, 1999.

                  The Company has timely and accurately filed all required returns and reports covering the Taxes and paid all Taxes fallen due.


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

                  There is no dispute with any tax authority in relation to the affairs of the Company and to the knowledge of the Seller there are no facts that may give rise to any dispute.

                  Section 8.15. Litigation and Claims

                  There are no civil, criminal or administrative actions, litigation, arbitration or alternative dispute resolution proceedings or governmental investigations pending, or to the knowledge of the Seller, threatened against the Company, nor are there any outstanding or to the knowledge of the Seller, threatened orders, judgements, awards or decrees of any governmental body, court or arbitration tribunal.

                  Section 8.16. No Violation of Material Agreements

                  This Agreement, nor the transactions contemplated herein, (i) are not in violation of any Material Agreement, (ii) do not constitute a breach of or an event of default under such Material Agreement, or (iii) will not modify in any way the rights and obligations of any of the parties to such Material Agreements, in each case where the above would result in a Material Adverse Effect.

                  Section 8.17. Environmental Matters

                  The Company has not received notice of any outstanding prosecution, investigation, inquiry, action or proceeding against it for breach of any applicable environmental laws, statutes, directives, regulations ("Environmental Laws"), which notice is still outstanding, and the Company has not at any time in the last five years been party to any such prosecution, investigation, inquiry, action or proceeding.

                  The Company has filed all reports, returns and filings required to be filed under any Environmental Law and has obtained all necessary permits and licenses under Environmental Laws.

                  The Company has not been notified of any liability with respect to, or obligation to clean up or remove, previously released substances, which may cause a harmful effect on the environment.

                  Section 8.18. Compliance with Law

                  The Seller has conducted and conducts its business in all respects in accordance with the laws of Finland.

                  The Company has all permits, governmental licenses, authorizations, registrations and approvals (collectively "the Permits") necessary for the conduct of its business as are required by the laws of any Government having jurisdiction over the Company and the Company has not received notice of any violation of any of the Permits and there are to the knowledge of the Seller no circumstances that would jeopardize the renewal of any such Permits.

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                  Section 8.19. Dividends

                  No dividend has been declared or paid by the Company as of January 1st 2000.

                  Section 8.20. Employment Matters

                  The employees, their salaries, wages and fringe benefits paid or granted to the employees of the Company at the date hereof are set forth in Appendix 7 and there will be no increase, other than provided for in pertinent collective bargaining agreements, in such salaries, wages or fringe benefits from the date hereof until the Closing Date.

                  The Company has not signed, nor is it liable under any policy of, any life or alike personal insurance in excess of compulsory insurances, nor do any of the employees enjoy any other material benefits other than those as stated in Appendix 7.

                  Section 8.21. Inter-Company Arrangements

                  Except as set forth in Appendix 8, there are no agreements, guarantees, indemnity arrangements or other rights or obligations between the Company on the one hand and the Seller, Metso Corporation or any of subsidiaries on the other hand. As of Closing, all amounts owed by Seller, Metso Corporation or any of its subsidiaries to the Company shall have been paid.

                  Section 8.22. True and Correct Information

                  Neither the Share Purchase Agreement nor Appendices thereto contain any untrue statement of a material fact or omits to state any fact material to an intending buyer.

                  Section 8.23. Survival of Representations and Warranties

                  The representations and warranties made by the Seller herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  Section 8.24. No implied representations or warranties

                  The Seller makes no representation of warranty whatsoever, express or implied, beyond those expressly given in this Agreement including but not limited to any implied warranty or representation as to the fitness for purpose or merchantability with respect to the Company or its assets.

                  The representations and warranties of the Seller shall be true and correct on the Closing Date.

                  Section 8.25. Qualifications of the Warranties and Representations

                  The Parties expressly agree and understand that all the warranties and representations are qualified to the extent that Seller will not be considered to be in breach of any such representation or warranty

                  (a)   if disclosed in the Disclosure Letter; or

                  (b) if the fact or circumstance amounting to a misrepresentation or breach of warranty has become known to the Buyer in course of the due diligence inspection and investigation of the Company; or

                  (c) unless the liability due to the misrepresentation or breach of warranty has not been taken into account and adequately covered by a provision or reservation made in the Financial Statements specific to the type of liability in question, it being agreed and understood by the Parties that any liability of the Seller shall not materialize until the aggregate value of the specific provisions or reservations made in the Financial Statements be exceeded and exhausted.

                                  ARTICLE IX.
                                    INDEMNITY

                  Section 9.1. Should the Seller be in breach of any of the warranties or representations given in Article 8 hereof or other obligations of this Agreement, the Seller undertakes to indemnify, hold harmless and defend the Buyer from and against the cost, expense, loss or damage including reasonable attorneys fees (except for any indirect, incidental or consequential damage or loss) caused to the Buyer directly out of such breach ("Loss") provided that

                  (i) in any instance in which a third party makes a claim with respect to which the Buyer desires to make and to preserve the right to make any claim hereunder, the Buyer shall notify the Seller in writing within a reasonable period of time of having become aware of the claim and allow the Seller to participate in defending such claim. The Buyer shall keep the Seller informed as to any development of any such claim or related litigation.

                  (ii) the amount for which the Buyer is entitled to be indemnified hereunder shall be the full amount of the Loss suffered by the Buyer, as a result of the breach of Seller's representations and warranties under this Agreement.

                  Should such Loss be (a) deductible in taxation, the amount of indemnification shall be the net amount after the deduction at the applicable tax rate, irrespectively of whether the tax deduction was actually used or (b) recoverable from a thirty party under indemnity, insurance policy or otherwise such recovery shall be first deducted from the Loss. The Seller and the Buyer undertake to collaborate and cooperate in all respects in an attempt to first recover claim from a third party under indemnity, insurance policy or otherwise. Upon failure to initiate recovery of claim from third party, the Buyer shall be responsible for payment of claim. Upon failure to recover claim from third party, the Seller shall be responsible for payment of claim.

                  (iii) the Seller shall compensate any Loss for which the Buyer is entitled to be indemnified hereunder in cash to the Buyer and the Buyer shall not have the right to rescind this Agreement.

                  (iv) in the event of a claim by the Buyer for indemnification by the Seller hereunder, in respect of a matter which in Sellers' reasonable opinion is capable of cure, the Seller shall have the right, exercisable upon thirty (30) days written notice to Buyer, to attempt to cure the breach of the representation or warranty in question for a period of 120 days following the date of notice by Buyer to the Seller claiming indemnification with respect thereto.

                  (v) notwithstanding any of the foregoing, the Buyer shall not be entitled to indemnity unless an individual Loss exceeds FIM
                  200.000 and the aggregate total amount of the Loss amounts to at least FIM 1.000.000. In case the latter amount is exceeded, the Buyer shall be indemnified for the total amount of the Loss exceeding FIM 1.000.000. The aggregate liability of the Seller under this Agreement shall under no circumstances exceed 50% of the Purchase Price.

                  (vi) upon any payment by the Seller pursuant to the provisions of this Article, it shall be subrogated to all rights to reimbursement or indemnification against third parties relating to the amount so paid. The Parties agree that they will take all such steps as may be necessary or appropriate to effect such subrogation.

                  (vii) any claims under this Agreement shall be filed by the Buyer against the Seller within two (2) years from Closing Date in order to be valid and enforceable, save for claims with respect to Taxes which need to be filed on December 31st 2006.

                                   ARTICLE X.
                        COMPETITION AND SECRECY AGREEMENT

                  Section 10.1. Non-Competition Commitment

                  The Seller hereby undertakes for a period of five (5) years from the Closing Date, without the written consent of the Buyer, not to engage in the production or sale of any products manufactured and/or sold by the Company on the Closing Date.

                  Seller undertakes to cause other companies from time to time belonging to the Metso Group to abide by the terms of this non-competition commitment.

                  Section 10.2. Secrecy Commitment

                  The Seller hereby undertakes for a period of five (5) years from the Closing Date, without written consent of the Buyer, to divulge or use, whether directly or indirectly, for its own benefit or for the benefit of any person, corporation or business entity other than the Buyer or the Company, any information or knowledge concerning the operations of the Company, not in the public domain or generally known.

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

                                  ARTICLE XI.
                                  MISCELLANEOUS

                  Section 11.1. Release from Liability by the Buyer

                  The Buyer shall, as soon as possible but, however, within ninety (90) days from the Closing, cause the Seller to be released from guarantees and liabilities the Seller is subject to or undertaken on behalf of the Company towards banks, finance institutions and pension institutions.

                  Section 11.2. Release from Liability of the Director of the Company

                  The Buyer undertakes in the Annual General Meeting of Shareholders of the Company dealing with i.a the adoption of the Company's accounts for the financial year 2000 to grant discharge to and release of liability to the members of the Board of Directors for the period of operation of the Company up to the Closing Date provided that the auditors of the Company do not object to granting such discharge and release.

                  Section 11.3. Dividends

                  Any right of dividend pertaining to any of the Shares shall belong to the Party owner thereof at the point of time of declaration of any dividend by the Company. No dividend has been declared in the Annual General Meeting of Shareholders' Meeting for the financial year 1999 held on February 15, 2000.

                  Section 11.4. Change of Corporate Name

                  The Buyer undertakes to change the corporate name of the Company within a period of twelve (12) months from the Closing Date at the latest so as to abolish the word "Valmet" thereof.

                  The Seller grants the Buyer the right to use phrase "Valmet Hydraulics" in the marketing of the products of the Company within such twelve
(12) month period from the Closing Date whereafter such right shall cease without further notice. For the sake of clarity, there is no right granted to use word "Valmet" other than together with the word "Hydraulics".

                  Section 11.5. Amendments

                  This Agreement may only be amended by an instrument in writing signed by both of the parties hereto.

                  Section 11.6. Appendices

                  Each appendix attached to this Agreement constitutes an integral part of this Agreement with the same force and effect as if the content thereof appeared in the body of this Agreement.

                  Section 11.7. Transfer Tax

                  The transfer tax levied on the purchase of the Shares in Finland shall be borne by the Buyer.

                  Section 11.8. Notices

                  All notices, requests, demands or other communication to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered personally, by mail, telefax, telegram or cable to the party in question as follows:

                  a)    If to the Seller:    Metso Corporation
                                             Fabianinkatu 9 A
                                             FIN-00130 Finland Helsinki
                                             telefax:   358-20-484 3125
                                             attention: Hannu Korpisaari

                  b)    If to the Buyer:     Dennison International, Plc
                                             14249 Industrial Parkway,
                                             Marysville, OH 43040
                                             USA

                                             telefax:   (937) 644-0827
                                             attention: Bruce A. Smith
                                                        Chief Financial Officer

or at such other address as the respective party hereto may hereafter specify in writing to the other party.

                  Section 11.9. Non-disclosure

                  The parties shall maintain confidentiality and shall not publicly disclose the subject matter, terms and contents of this Agreement except pursuant to mutually agreeable press releases or to the extent required by law or applicable regulations.

                  Section 11.10. Governing Law; Jurisdiction

                  This Agreement shall be governed by and construed in accordance with the laws of Finland.

                  Section 11.11. Settlement in Good Faith

                  Any claim, dispute or controversy arising out of or in connection with or relating to the interpretation or enforcement of this Agreement shall be settled, insofar as possible, by mutual consultation and consent of the parties, but should this not be found possible, then such disputes shall be referred to arbitration in accordance with Article 11.10 of this Agreement.

                  Section 11.12. Arbitration of this Agreement

                  Section 11.13. All disputes arising out of or in connection with the present Agreement or agreements, contracts or understandings relating to it shall be finally settled under the Rules of Arbitration of the Central Chamber of Commerce, Helsinki by one or more arbitrators appointed in accordance with the said Rules. The place of the arbitration shall be Helsinki, Finland and the proceedings shall be conducted in the English language.

                  Section 11.14. No Assignment

                  Any purported assignment of this Agreement or assignment or delegation of all or any of the rights or obligations hereunder by either party without the written consent of the other party shall be void. However, the Buyer shall be entitled to assign this Agreement to any company belonging to the Denison International, Plc group of companies. Such assignment shall not release the Buyer of its obligations under this Agreement but the Buyer shall remain liable to the Seller as if such assignment had not taken place.

                  Section 11.15. Binding Effect

                  This Agreement and all of the provisions thereof shall be binding upon and inure to the benefit of the parties thereto and their respective executors, administrators, successors and permitted assigns.

                  Section 11.16. Headings

                  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement shall become effective when signed by both of the parties hereto.

                  Section 11.17. Entire Agreement

                  This Agreement, the Appendices thereto and the documents to be delivered thereunder and/or executed and delivered contemporaneously therewith and/or at the Closing constitute the entire understanding and agreement between the parties thereto concerning the subject matter thereof.

                  Section 11.18. Cost and Fees

                  The Seller and the Buyer shall each bear its own fees and expenses incurred in connection with the negotiations, preparations and execution of this Agreement and the transactions contemplated hereby.

                  This Agreement has been executed in two (2) identical counterparts, one for the Seller and one for the Buyer.

                  IN WITNESS WHEREOF, both of the parties hereto have executed this Agreement or caused this Agreement to be executed on its behalf by its duly authorized officers or representatives, all as of the day and year first above written.



SELLER:                                              BUYER:



/s/ Tapani Vainio-Mattlia                            /s/ Bruce A. Smith
-----------------------------                        ---------------------------
SANTASALO GEARS OY                                   DENISON INTERNATIONAL, PLC


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


List of Appendices:

Appendix 1 -  Disclosure Letter
Appendix 2 -  Articles of  Association  and Trade Register Extract
Appendix 3 -  Financial  Statements
Appendix 4 -  Indebtedness
Appendix 5 -  Intangible Rights
Appendix 6 -  Premises, Land and Buildings
Appendix 7 -  Employees and their Salaries, Wages and Fringe Benefits
Appendix 8 -  Inter-Company Arrangements
Appendix 9 -  Material Agreements
Appendix 10 - Statutory Approvals
Appendix 11 - Net Debt - definition and the estimated amount as of February 29th
              2000



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